Exhibit 10.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
by and among
DORAL FINANCIAL CORPORATION,
DORAL HOLDINGS DELAWARE, LLC
and
(solely for purposes of Section 5.15)
DORAL HOLDINGS, L.P.
dated as of May 16, 2007

i

		Page

SECTION 8.12	Remedies	55
SECTION 8.13	Counterparts; Execution by Facsimile Signature	56

Exhibits
Exhibit A — Form of Securityholders and Registration Rights Agreement
Exhibit B — Form of Advisory Agreement
Exhibit C — Form of Amendment to Certificate of Incorporation
Exhibit D — Form of Deferred Tax Confirmation

Index of Principal Terms

Defined Term	Page(s)

2007 Notes	31
Actions	11
Additional Equity Commitments	41
Additional Proceeds	45
Adjustment Factor	1
Advisory Agreement	6
Affiliate	51
Agreement	1
Bankruptcy Law	51
Bear Stearns	44
BHC Act	4
Business Day	51
Change in Recommendation	34
Charter Amendment	20
Closing	2
Closing Date	2
Commissioner	7
Common Stock	1
Company	1
Company Contract	14
Company Disclosure Schedule	3
Company Employees	19
Company Intellectual Property	17
Company Preferred Stock	4
Company Process Agent	53
Company Recommendation	32
Company Regulatory Agreement	12
Company Representatives	30
Company Shareholders Meeting	32
Company Stock Options	5
Company Stock Plans	5
Competing Proposal	36
Confidential Information	30
control	51
Convertible Preferred Stock	4
CRA	12
Current D&O Policies	40
Current Employees	39
Custodian	51
D&O Insurance	40
Deferred Tax Confirmation	45

v

Defined Term	Page(s)

Encumbrance	4
Environmental Laws	17
Equity Commitments	41
ERISA	19
ERISA Affiliate	19
Exchange Act	8
Existing Equity Commitments	25
Fannie Mae	22
FDIC	4
Federal Reserve Board	7
Fee Agreements	51
FHLB	4
Freddie Mac	22
GAAP	3
Ginnie Mae	22
Governmental Entity	8
Guarantors	26
HSR Act	7
HUD	22
Indemnification Provisions	39
Indemnitees	39
Intellectual Property	17
Law	7
Limited Guaranty	26
Loans	21
Material Adverse Effect	3
NASD	7
Notice of Superior Proposal	35
NYSE	7
Offering Materials	41
Order	7
Outside Date	50
Parent	1
PBGC	20
Permits	11
Person	51
Plan	18
Pool	22
Pre-Closing Period	26
PRGCL	7
Proxy Statement	32
Purchase Price	1
Purchased Stock	1
Purchaser	1
Purchaser Disclosure Schedule	23
Purchaser Organizational Documents	44

6

Defined Term	Page(s)

Purchaser Related Parties	57
Purchaser Representatives	30
Qualifying Competing Proposal	50
Regulation O	21
Requisite Regulatory Approvals	44
Requisite Shareholder Approvals	21
Reverse Stock Split	27
SEC	7
SEC Reports	8
Securities Act	8
Securityholders Agreement	6
Series A Preferred Stock	4
Series B Preferred Stock	4
Series C Preferred Stock	4
Settlement Agreement	13
Shareholder Litigation	13
Short-Term Maturity Extension	50
Significant Subsidiary	51
Specified Percentage	40
Specified Regulatory Agreements	12
Subsidiary	51
Superior Proposal	36
Takeover Statute	23
Tax Authority	17
Tax Return	16
Taxes	16
Termination Fee	49
Transaction Agreements	6
Triggering Competing Proposal	49
VA	22
Voting Agreement	37
Voting Debt	5

7

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 16, 2007, by and among Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”), Doral Holdings Delaware, LLC, a Delaware limited liability company (the “Purchaser”), and (solely for purposes of Section 5.15) Doral Holdings, L.P., a Cayman Islands limited partnership (“Parent”).
RECITALS
          WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Company 968,253,968 shares (the “Purchased Stock”) of its common stock (the “Common Stock”), par value (upon the Closing) $0.01 per share; and
          WHEREAS, the parties hereto are entering into this Agreement to provide for the purchase and sale of the Purchased Stock.
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
AGREEMENT TO SELL AND PURCHASE
COMMON STOCK
          SECTION 1.1 Sale and Purchase. (a) Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at the Closing (as defined below), the Purchased Stock for a purchase price of $0.63 per share, or $610,000,000 in the aggregate (such aggregate price, the “Purchase Price”).
          (b) In the event that, subsequent to the date of this Agreement but prior to the Closing, the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization, (i) the number of shares of Common Stock constituting the Purchased Stock shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event (the “Adjustment Factor”), and the resulting number shall from and after the date of such event be the number of shares of Common Stock constituting the Purchased Stock, subject to further adjustment in accordance with this sentence, and (ii) the purchase price per share of Purchased Stock shall be divided by the Adjustment Factor, and the resulting number shall from and after the date of such event be the purchase price per share of Purchased Stock, subject to further adjustment in accordance with this sentence.
ARTICLE II
CLOSING, DELIVERY AND PAYMENT
          SECTION 2.1 Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Stock under this Agreement shall take place on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other time or place within the United States as the Company and the Purchaser may mutually agree (such date, the “Closing Date”). All right, title and interest in or to the Purchased Stock and the Purchase Price shall be transferred from the Company to the Purchaser and from the Purchaser to the Company, respectively, at the place of the Closing.
          SECTION 2.2 Closing Deliveries. (a) At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser:
     (i) stock certificates evidencing the Purchased Stock, or evidence of issuance of the Purchased Stock in book entry form, in either case free and clear of any Encumbrances (as defined below) (other than those created by the Purchaser), registered in the name of the Purchaser or one or more of its nominees, in form reasonably satisfactory to the Purchaser;
     (ii) a receipt for the Purchase Price; and
     (iii) the duly executed Transaction Agreements, certificates and other documents required to be delivered pursuant to Section 6.1.
          (b) At the Closing, subject to the terms and conditions hereof, the Purchaser shall deliver to the Company:
     (i) the Purchase Price by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to the Closing Date;
     (ii) a receipt for the Purchased Stock; and
     (iii) the duly executed Transaction Agreements, certificates and other documents required to be delivered pursuant to Section 6.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as disclosed in (x) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed on March 15, 2005, and as amended by Amendment No. 1 thereto filed on February 27, 2006, and (y) the SEC Reports filed since June 30, 2006 and prior to the date of this Agreement (other than any such disclosures (x) made solely in the exhibits and schedules thereto, documents incorporated by reference therein, the “Risk Factors” sections thereof or in any section relating to forward-looking statements or (y) included in such filings that are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the corresponding section of the disclosure schedule provided by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedule”) (it being agreed that, except as otherwise expressly provided in the Company Disclosure Schedule, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to the Purchaser as follows:
          SECTION 3.1 Organization, Good Standing and Qualification of the Company and the Company’s Subsidiaries. The Company and each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each Subsidiary of the Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities or of the properties owned or operated by it makes such qualification necessary, except for any such failures to be so qualified, authorized or in good standing, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser true, complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws (or other equivalent organizational documents) of each Subsidiary of the Company, in each case as amended to, and as in effect as of, the date of this Agreement. For purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on (x) the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by Governmental Entities or in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings associations or their holding companies generally, (ii) the pendency or the announcement of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any halt in trading of shares of Common Stock on the NYSE under NYSE Rule 123D(3)), (iii) the performance of obligations required by this Agreement or consented to in writing by the Purchaser, (iv) factors generally affecting the banking industry as a whole, (v) any changes in general economic or political conditions or changes affecting the securities, credit or financial markets in general (including any disruptions thereof and any changes in interest rates in general) in the United States and Puerto Rico, and (vi) acts of war or terrorism (other than any such acts that cause any damage or destruction to or render unusable any facility or property of the Company or any of its Subsidiaries or that render any such facilities or properties inaccessible), provided that the effect of such changes, effects, circumstances or developments described in clauses (iv), (v) or (vi) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries (relative to other banks, savings associations or their holding companies in the United States and Puerto Rico). The Company is a bank holding company and, as of the date of this Agreement, a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).
          SECTION 3.2 Company Subsidiaries. (a) The only direct or indirect Subsidiaries of the Company are those listed in Section 3.2 of the Company Disclosure Schedule. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights and (other than directors’ qualifying shares, if any) are owned, either directly or indirectly through a wholly-owned Subsidiary, by the Company, free and clear of all Encumbrances. For purposes of this Agreement, “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).
          (b) Except for its ownership of Doral Bank and Doral Bank, FSB, the Company does not own, beneficially or of record, either directly or through its Subsidiaries, any stock or other equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of each of Doral Bank and Doral Bank, FSB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each of Doral Bank and Doral Bank, FSB is a member of the Federal Home Loan Bank (“FHLB”) of New York.
          SECTION 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) as of the date of this Agreement, 500,000,000 shares of Common Stock, par value $1.00 per share, and as of the Closing Date, 1,950,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which 1,495,000 have been designated as 7% Noncumulative Monthly Income Preferred Stock, Series A, liquidation preference $50.00 per share (the “Series A Preferred Stock”), 2,000,000 have been designated as 8.35% Noncumulative Monthly Income Preferred Stock, Series B, liquidation preference $25.00 per share (the “Series B Preferred Stock”), 4,140,000 have been designated as 7.25% Noncumulative Monthly Income Preferred Stock, Series C, liquidation preference $25.00 per share (the “Series C Preferred Stock”) and 1,380,000 have been designated as 4.75% Perpetual Cumulative Convertible Preferred Stock, liquidation value $250.00 per share (the “Convertible Preferred Stock”), of which there are, as of the date of this Agreement, 107,948,236 shares of Common Stock outstanding, 1,495,000 shares of Series A Preferred Stock outstanding, 2,000,000 shares of Series B Preferred Stock outstanding, 4,140,000 shares of Series C Preferred Stock outstanding and 1,380,000 shares of Convertible Preferred Stock outstanding. No other shares of Common Stock or Company Preferred Stock are issued or outstanding. As of the date of this Agreement, no shares of Common Stock or Company Preferred Stock were reserved for issuances, except for (i) an aggregate of 20,700 shares of Common Stock reserved for issuance upon exercise of options to purchase shares of Common Stock (the “Company Stock Options”) under the 1997 Employee Option Plan, (ii) an aggregate of 4,000,000 shares of Common Stock reserved for issuance under the Omnibus Incentive Plan (together with the 1997 Employee Option Plan, the “Company Stock Plans”), including (x) an aggregate of 1,650,000 shares of Common Stock reserved for issuance upon exercise of Company Stock Options granted pursuant to the Omnibus Incentive Plan and (y) 200,000 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards granted pursuant to the Omnibus Incentive Plan and (iii) an aggregate of 8,674,128 shares of Common Stock reserved for issuance upon conversion of the Convertible Preferred Stock. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Section 3.3(a) of the Company Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding Company Stock Options and restricted stock units granted pursuant to the Company Stock Plans, the names of the optionees or grantees, the date each such option or grant was granted, the number of shares subject to each such option or restricted stock unit grant, the expiration date of each such option or grant, any vesting schedule with respect to an option or grant which is not yet fully vested, and the price at which each such option or grant may be exercised.
          (b) There are no outstanding bonds, debentures, notes, debt securities or other indebtedness for borrowed money of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the shareholders of the Company or any of its Subsidiaries may vote (“Voting Debt”). Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money (other than deposit liabilities, advances and loans from the FHLB of New York and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries with an unpaid principal amount in excess of $1 million on the date of this Agreement.
          (c) Except as set forth in paragraph (a) above, there are no issued, outstanding or authorized securities (including securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) of the Company and (except for the issuance and sale of the Purchased Stock contemplated by this Agreement) there are no options, warrants, calls, rights (including “phantom” stock or stock appreciation rights), commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries (or securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the terms of the Company Preferred Stock as in effect on the date hereof, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or other agreements or arrangements with or among any securityholders of the Company or any of its Subsidiaries with respect to securities of the Company or any of its Subsidiaries. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Common Stock or other securities of the Company or any of its Subsidiaries under the Securities Act.
          SECTION 3.4 Authority; No Conflict. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Securityholders and Registration Rights Agreement between the Company and the Purchaser, in substantially the form attached as Exhibit A hereto (the “Securityholders Agreement”), the Advisory Agreement between the Company and Bear Stearns Merchant Manager III (Cayman), L.P. (“BSMM”), substantially in the form attached as Exhibit B hereto (the “Advisory Agreement” and, together with this Agreement and the Securityholders Agreement, the “Transaction Agreements”) and, subject to the receipt of the Requisite Shareholder Approvals in the case of the approval of the Charter Amendment and the issuance of the Purchased Stock pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all necessary corporate and shareholder action of the Company, subject to the receipt of the Requisite Shareholder Approvals in the case of the approval of the Charter Amendment and the issuance of the Purchased Stock pursuant to this Agreement, and no other corporate or shareholder proceedings on the part of the Company are necessary to approve this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the other Transaction Agreements when executed will be, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Purchaser or BSMM, as applicable) constitute (or, in the case of the other Transaction Agreements, will constitute when executed and delivered) valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and remedies generally.
          (b) The issuance and sale of the Purchased Stock pursuant to this Agreement is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights. The Purchased Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and upon delivery to the Purchaser will be free and clear of all Encumbrances (other than those created by the Purchaser).
          (c) Neither the execution and delivery of this Agreement or the other Transaction Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) subject to the receipt of the Requisite Shareholder

Approvals in the case of the approval of the Charter Amendment, violate any provision of the certificate of incorporation or by-laws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (x) violate any statute, law, code, ordinance, rule or regulation of any Governmental Entity (“Law”), or any judgment, order, writ, decision, settlement, stipulation, decree or injunction (an “Order”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 3.5 Consents. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Office of the Commissioner of Financial Institutions of Puerto Rico (the “Commissioner”) under the Puerto Rico Banking Law and the Puerto Rico Mortgage Institutions Act and the approval of such applications and notices, (ii) approval of the listing of the Purchased Stock on the New York Stock Exchange (“NYSE”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the shareholders of the Company to be held to vote on, among other things, the Charter Amendment and the issuance of the Purchased Stock (the “Proxy Statement”), (iv) the filing of the restated certificate of incorporation of the Company, reflecting the Charter Amendment, with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Puerto Rico General Corporations Law (the “PRGCL”), (v) the approval of the Charter Amendment and the issuance of the Purchased Stock by the Requisite Shareholder Approvals, (vi) notice to and approval of the National Association of Securities Dealers, Inc., (“NASD”), notice to and approval of the Commissioner under the Mortgage Institutions Act and notice to the Office of the Commissioner of Insurance of Puerto Rico, in each case relating to the indirect change of control of the Subsidiaries of the Company set forth in Section 3.5 (vi) of the Company Disclosure Schedule, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other federal, state, local (which, for all purposes of this Agreement, shall include the Commonwealth of Puerto Rico and any subdivision thereof) or foreign governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement or the other Transaction Agreements and (B) the consummation by the Company of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder. As of the date of this Agreement, the Company does not know of any reason why the approvals and authorizations required by Section 6.1(d)(i) should not be obtained.
          SECTION 3.6 SEC Documents; Other Reports; Internal Controls. (a) The Company has filed with the SEC and made available to the Purchaser (through the SEC’s Electronic Data Gathering Analysis and Retrieval System or otherwise) all forms, reports, schedules, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and none of the SEC Reports when filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from the SEC with respect to any of the SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
          (b) The Company and each of its Subsidiaries have filed all material forms, reports, schedules and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with any Governmental Entity (other than SEC Reports) and have paid all material fees and assessments due and payable in connection therewith. Except in connection with the Specified Regulatory Agreements and except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has initiated any Action or, to the knowledge of the Company, threatened in writing an investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2004. Except in connection with the Specified Regulatory Agreements, there is no material unresolved violation or exception by any Governmental Entity (other than the SEC) with respect to any report, form, schedule or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.
          (c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Reports (or, if amended or superseded by a subsequent filing prior to the date hereof, as and to the extent described in such subsequent filing), the Company and its

Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to documents required to be filed by the Company with the SEC, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to the Purchaser a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004.
          (d) Since January 1, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than routine recommendations made in letters from the Company’s independent public accountants to the Company’s management, true and complete copies of which letters have been made available to the Purchaser and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
          SECTION 3.7 Financial Statements; Absence of Undisclosed Liabilities. (a) The consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on April 30, 2007 (the “2006 Form 10-K”), (ii) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than pursuant to this Agreement and the other Transaction Agreements or the transactions contemplated hereby and thereby.
          SECTION 3.8 Absence of Certain Changes. Since December 31, 2006, (i) no event, change or circumstance has occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required the Purchaser’s consent pursuant to Section 5.2 if such action had been taken, transaction had been entered into or event had occurred, in each case, after the date of this Agreement.
          SECTION 3.9 Title to Properties and Assets; Encumbrances; Condition. (a) The Company and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Encumbrances, except Encumbrances for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such Encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties. All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Encumbrances except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 3.10 Compliance with Law; Permits. (a) Except in connection with the matters addressed by the Specified Regulatory Agreements, (i) since January 1, 2004, the Company and each of its Subsidiaries have complied in all material respects with, and have not violated in any material respect, all applicable Laws and Orders and (ii) neither the Company nor any of its Subsidiaries knows of or has received any written notice since January 1, 2004 of any violation of any Law or Order, except in the case of clause (ii) for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective officers and employees hold, and have, since January 1, 2004, held, all licenses, franchises, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws (“Permits”) necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all such Permits are in full force and effect, (iii) the Company and its Subsidiaries have complied in all respects with the terms of the Permits and there are no pending modifications, amendments or revocations of any such Permits, and (iv) there are no pending (or, to the knowledge of the Company, threatened) legal, administrative, regulatory or other suits, actions, claims, audits, assessments, arbitrations or other proceedings or, to the knowledge of the Company, investigations or inquiries (“Actions”) with respect to the possible revocation, cancellation, suspension, limitation or nonrenewal of any Permits, and there has occurred no event which (whether with notice or lapse of time or both) would reasonably be expected to result in or constitute the basis for such a revocation, cancellation, suspension, limitation or nonrenewal thereof. None of the execution and delivery of this Agreement and the other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby or the performance by the Company of its obligations hereunder and thereunder will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Company or any of its Subsidiaries, their respective businesses or operations or any of their respective assets or properties, except where such suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) The Company and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal, state, local and foreign law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account except for any such breach that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (d) The Company and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”). Doral Bank and Doral Bank, FSB each received CRA ratings of “satisfactory” in their most recently completed exams.
          (e) Section 3.10(e)(i) of the Company Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries holds membership or has been granted trading privileges. Section 3.10(e)(ii) of the Company Disclosure Schedule sets forth with respect to the Company and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder or any similar state, local or foreign laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state, local or foreign laws.
          SECTION 3.11 Agreements with Regulatory Agencies. Other than (i) the cease and desist order dated March 16, 2006 entered into by the Company with the Federal Reserve Board, (ii) the cease and desist order dated March 16, 2006 entered into by Doral Bank with the FDIC and the Commissioner, (iii) the letter dated February 9, 2006 from the Office of Thrift Supervision to Doral Bank, FSB, (iv) the memorandum of understanding, dated August 23, 2006 entered into by Doral Bank with the Commissioner and the FDIC and (v) the memorandum of understanding dated October 23, 2006 entered into by Doral Bank with the Commissioner and the FDIC, each in the form filed as exhibits to SEC Reports filed prior to the date of this Agreement (the “Specified Regulatory Agreements”), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or directive (other than those generally applicable to businesses such as the business of the Company or any of its Subsidiaries) issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not described above or set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has the Company or any of its Subsidiaries been advised in writing (or, to the knowledge of the Company, orally) by any Governmental Entity that it is considering issuing or requesting the Company or any Subsidiary to enter into or become bound by any Company Regulatory Agreement.
          SECTION 3.12 Litigation. There are no material Actions pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets. To the knowledge of the Company, there are no material Actions pending or threatened against any of the past or present executive officers or directors of the Company or any of its Subsidiaries related to their status as an officer or director thereof. Section 3.12 of the Company Disclosure Schedule sets forth a list of all Actions pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets as of the date of the Agreement which seek monetary damages in excess of $1 million or the imposition of injunctive or other equitable relief which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of the Company and its Subsidiaries after the Closing. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any material Order of any court or Governmental Entity. Prior to or concurrently with the execution of this Agreement, the Company has entered into a settlement agreement and related agreements, true, correct and complete copies of which have been provided to the Purchaser (collectively, the “Settlement Agreement”), providing for the complete settlement of the class action and derivative litigation set forth in Section 3.12 of the Company Disclosure Schedule under the heading “Specified Shareholder Litigation” (collectively, the “Shareholder Litigation”). Other than the Settlement Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contracts, arrangements, commitments or understandings relating to the Shareholder Litigation.
          SECTION 3.13 Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment or business opportunities to any Person on a priority or exclusive basis, (iii) which relates to the incurrence of indebtedness with an unpaid principal amount in excess of $1 million (other than deposit liabilities, advances and loans from the FHLB of New York and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (v) which limits the payment of dividends by the Company, Doral Bank or Doral Bank, FSB, or (vi) for a joint venture, partnership, or similar agreement for a business venture involving a sharing of profits or expenses. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the SEC Reports described in clause (i) of the introductory paragraph of this Article III or set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage Loans (as hereinafter defined) on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by the Company or any of its Subsidiaries during fiscal year 2006 of more than $1 million or which would reasonably be expected to involve payments during fiscal year 2007 of more than $1 million, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $150,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.2.
          (b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.
          SECTION 3.14 Insurance. The Company and its Subsidiaries are insured with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, is consistent with industry practice and which the management of the Company reasonably has determined to be prudent. Section 3.14 of the Company Disclosure Schedule contains a true and complete list and summary description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof that are material to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). The Company and its Subsidiaries are in material compliance with such insurance policies and are not in default under any of the material terms thereof. Neither the Company nor any Subsidiary thereof has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a default. None of the execution and delivery of this Agreement and the other Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby will constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the cancellation of or non-compliance with any provisions of, such policies (including any change of control provisions thereof), except for such defaults or other events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such policy is outstanding and in full force and effect and except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. No written notice of cancellation or termination has been received with respect to any such policy. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
          SECTION 3.15 Tax Matters. (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax

Returns are true, correct and complete in all material respects, and (ii) paid in full all Taxes due or, where payment is not yet due, made adequate provision in the financial statements of the Company (in accordance with GAAP) for all such Taxes (as hereinafter defined); (y) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; and (z) there are no material Encumbrances for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Encumbrances for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
          (b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
          (c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
          (d) Except for the Deferred Tax Agreement, no closing agreement pursuant to section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign law, including Section 6126 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”)) has been entered into by or with respect to the Company or any of its Subsidiaries.
          (e) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
          (f) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
          (g) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state, local or foreign law).
          (h) The Company has made available to the Purchaser true and correct copies of all income Tax Returns filed by the Company and its Subsidiaries for taxable years 2003-2006.
          (i) No audit of any material Tax Return of the Company or any of its Subsidiaries is pending or being conducted or, to the knowledge of the Company, threatened by a Tax Authority.
          (j) Neither the Company nor any of its Subsidiaries has any requests for material rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax Authority.

          (k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting either imposed by a Tax Authority or voluntarily made by the Company or any of its Subsidiaries on or prior to the date hereof, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law) or (iii) installment sale or open transaction disposition made on or prior to the Closing.
          (l) The Company was not a “passive foreign investment company” as defined under Section 1297 of the Code for its 2004, 2005 or 2006 taxable years, as determined for U.S. federal income tax purposes.
          (m) The Company has entered into a closing agreement with the Department of the Treasury of Puerto Rico dated September 26, 2006 (the “Deferred Tax Agreement”) that permits the Company to reduce the income of the Company and/or its Subsidiaries pursuant to the Puerto Rico Internal Revenue Code of 1994, as amended (and any other applicable local Law relating to Taxes), by amortizing on a straight-line basis approximately $890,000,000 of the adjusted Tax basis of interest-only strips over a 15-year amortization period beginning on January 1, 2005 (any such reduction, an “Amortization Deduction”). The Deferred Tax Agreement is in full force and effect and there has been no amendment or modification thereto or waiver thereof.
          (n) For purposes of this Agreement:
     “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, but not limited to income, estimated income, withholding, business, occupation, franchise, license, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, and additions (to the extent applicable) thereto, whether disputed or not;
     “Tax Return” shall mean any return, report, information return, declaration or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, schedules or supplements to any of the foregoing; and
     “Tax Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, instrumentality, dependency, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

          SECTION 3.16 Environmental and Safety Laws. There are no Actions or remediation activities seeking to impose, or that reasonably would be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such liability or obligation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation pursuant to or under any Environmental Law except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 3.17 Intellectual Property. (a) As used herein, the term “Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identified, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, “Company Intellectual Property” shall mean the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use such rights as it has in and to all the Company Intellectual Property, (ii) the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date hereof, (iii) except for allegations that have since been resolved, neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such Person.

          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written claims, charges, or demands are currently pending or, to the knowledge of the Company, threatened by any Person with respect to the Company Intellectual Property and (ii) there are no pending claims by the Company or any Subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property.
          (d) The information technology assets of the Company, including without limitation all computer software, hardware, firmware and telecommunications systems, are adequate in all respects for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 3.18 Employee Matters. (a) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any current or former employees of the Company or any of its Subsidiaries. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment Retraining Notification Act or similar state or local “plant closing” Law with respect to the Company or any of its Subsidiaries since January 1, 2004. Since January 1, 2004, neither the Company nor any of its Subsidiaries has experienced any employee strikes, work stoppages, slowdowns or lockouts. There is no material unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any Governmental Entity, and no pending or, to the knowledge of the Company, threatened arbitration arising out of any collective bargaining agreement.
          (b) The Company has obtained a waiver substantially in the form included in Section 3.18(b) of the Company Disclosure Schedule from each employee of the Company or its Subsidiaries set forth in Section 3.18(b) of the Company Disclosure Schedule relating to such employee’s employment agreement with the Company or its Subsidiaries, as applicable, and each such waiver is in full force and effect.
          SECTION 3.19 Employee Benefit Plans. (a) Section 3.19(a) of the Company Disclosure Schedule contains a true and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future material liability.
          (b) With respect to each Plan, the Company has made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof and (v) for the three most recent fiscal years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
          (c) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, (v) no “reportable event” (as such term is defined in Section 4043 of ERISA), “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (vi) except as set forth in Section 3.19(c)(vi) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vii) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; and (viii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
          (d) None of the Plans is a “single employer plan” (within the meaning of Section 3(41) of ERISA) nor a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any material liability with respect to a single employer plan or a multiemployer plan that remains unsatisfied.
          (e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course of business consistent with past practice) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entities are pending or in progress or, to the knowledge of the Company, threatened (excluding any routine requests for information from the PBGC).
          (f) No Plan exists that would result in the payment to any present or former Company Employee of any money or other property or accelerate or provide any other rights or benefits to any present or former Company Employee as a result of the transactions contemplated by this Agreement. There is no Plan that, individually or collectively, could give, or has given, rise to the payment of any amount that would reasonably be expected to be subject to excise tax under Section 4999 of the Code.
          SECTION 3.20 Board Approval; Requisite Shareholder Approvals. (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of the entire Board of Directors at a meeting duly called and held, has (i) approved this Agreement, the other Transaction Agreements, the issuance and sale of the Purchased Stock as provided herein, the amendment to the certificate of incorporation of the Company in the form attached as Exhibit C hereto (the “Charter Amendment”) and the other transactions contemplated hereby and by the other Transaction Agreements, and determined that such agreements, such amendment and such transactions are fair to and in the best interests of the Company and its shareholders and declared such agreements, such amendment and such transactions to be advisable and (ii) recommended that the shareholders of the Company approve the issuance of the Purchased Stock and adopt the Charter Amendment and directed that such matters be submitted for consideration by the shareholders of the Company at the Company Shareholders Meeting.
          (b) The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock to adopt the Charter Amendment and (ii) the holders of a majority of the shares of Common Stock having voting power and present in person or represented by proxy and voting at a meeting at which the holders of a majority of the outstanding Common Stock are present or represented by proxy to approve the issuance of the Purchased Stock pursuant to this Agreement (together, the “Requisite Shareholder Approvals”) are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Agreement and the other Transaction Agreements.
          SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion of Rothschild, Inc., dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the Company in connection with the issuance and sale of the Purchased Stock is fair, from a financial point of view, to the holders of Common Stock.
          SECTION 3.22 Broker’s Fees. Except for Bear, Stearns & Co. Inc. and Rothschild, Inc., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. True, correct and complete copies of all agreements with each of Bear, Stearns & Co. Inc. and Rothschild, Inc. have previously been made available to the Purchaser.
          SECTION 3.23 Loan Matters. (a) (i) Section 3.23 of the Company Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O (“Regulation O”) of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by the Company and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 3.23 of the Company Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance in all material respects with all applicable Law.
          (b) All reserves for loan losses shown on the financial statements of the Company included in the 2006 Form 10-K have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect all known and reasonably anticipated risk of losses inherent in the Loans of the Company and its Subsidiaries. To the knowledge of the Company, no fact exists which would be reasonably likely to require a future material increase in the provision for loan losses reflected in such financial statements in accordance with GAAP. Neither Doral Bank nor Doral Bank, FSB has any Loan exceeding its legal lending limit or any Loan with an unpaid principal amount or unfunded commitment in excess of $1,000,000 which is, or in accordance with applicable regulatory requirements should be, classified as sub-standard, doubtful or a loss, except as set forth in Section 3.23(c) of the Company Disclosure Schedule.
          (c) None of the material agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any continuing obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, other than (i) customary repurchase obligations pursuant to standard agreements with Fannie Mae or Freddie Mac and (ii) customary repurchase obligations on account of an early payment default.
          (d) Either the Company or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage Loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA Loans; (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans; and (v) to originate mortgage Loans guaranteed by the Rural Housing Service.
          (e) None of the Company or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor or Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans. The Company has not received any written notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to materially limit or terminate the underwriting authority of the Company and its Subsidiaries or to materially increase the guarantee fees payable to such investor.
          (f) Each of the Company and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
          (g) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.
          SECTION 3.24 Interest Rate Risk Management Instruments. (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) all existing interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto, and are enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and remedies generally, and are in full force and effect, (ii) the Company or its Subsidiaries and, to the knowledge of the Company, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
          SECTION 3.25 Transactions with Affiliates. Except (i) for Loans by the Company or any of its Subsidiaries to any directors, executive officers and principal shareholders pursuant to Regulation O and set forth in Section 3.23 of the Company Disclosure Schedule, and (ii) for any arrangement, contract, agreement or transaction which involves aggregate per annum payments by the Company and its Subsidiaries of less than $120,000, there are no contracts or other agreements between the Company or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than the Company or any of its Subsidiaries) or any officer, director or employee of any such Affiliate, on the other hand.
          SECTION 3.26 Valid Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.2, the offer, sale and issuance by the

Company of Purchased Stock to the Purchaser will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state or other local securities laws.
          SECTION 3.27 Takeover Statutes; No Rights Plan. No takeover, anti-takeover, “fair price,” “moratorium,” “control share acquisition” or other similar Law (a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the transactions contemplated by this Agreement, the other Transaction Agreements or the Voting Agreement or the transactions contemplated thereby. The Company does not have any shareholder rights plan in effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          Except as disclosed in the corresponding section of the disclosure schedule provided by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), the Purchaser hereby represents and warrants to the Company as follows:
          SECTION 4.1 Organization; Authority; No Conflict. The Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Securityholders Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Securityholders Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been (and the Securityholders Agreement, when executed, will be) duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Company) constitute (or, in the case of the Securityholders Agreement, will constitute when executed and delivered) legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and remedies generally. Neither the execution and delivery of this Agreement or the Securityholders Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) violate any provision of the limited liability company agreement or similar governing documents of the Purchaser or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Law or Order applicable to the Purchaser or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which the Purchaser is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Securityholders Agreement or to perform its obligations hereunder or thereunder. The Purchaser has delivered to the Company true and complete copies of the Purchaser Organizational Documents.
          SECTION 4.2 Investment Representations. The Purchaser acknowledges (on its own behalf and on behalf of its members and the limited and general partners of Parent, that the Purchased Stock has not been registered under the Securities Act or under any state or local securities laws. The Purchaser (i) is acquiring the Purchased Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, (ii) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC and (iii) acknowledges that the Purchased Stock must be held indefinitely unless the distribution thereof is subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.
          SECTION 4.3 Consents. (a) Except as set forth in Section 3.5 of the Company Disclosure Schedule and for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Commissioner under the Puerto Rico Banking Law and the Puerto Rico Mortgage Institutions Act and the approval of such applications and notices, (ii) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (iii) notice to and approval of the NASD, notice to and approval of the Commissioner under the Mortgage Institutions Act and notice to the Office of the Commissioner of Insurance of Puerto Rico, of the indirect change of control of certain of the Company’s Subsidiaries, (iv) filings required as a result of facts or circumstances solely attributable to the Company, its Subsidiaries, a direct or indirect change of control thereof or the operation of their businesses, and (v) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Securityholders Agreement or to perform its obligations hereunder or thereunder, no consents or approvals of, or filings or registrations by, the Purchaser, Parent or Doral GP Ltd. with any Governmental Entity or with any other third party are necessary in connection with (A) the execution and delivery by the Purchaser of this Agreement or the Securityholders Agreement and (B) the consummation by the Purchaser of the transactions contemplated hereby and thereby.
          (b) As of the date of this Agreement, neither the Purchaser nor BSMM knows of any reason why the approvals, authorizations, written confirmations and determinations required by Section 6.1(d) should not be obtained.

          SECTION 4.4 Litigation. There is no Action pending or, to the Purchaser’s knowledge, threatened against the Purchaser, Parent or Doral GP Ltd. which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Securityholders Agreement and to consummate the transactions contemplated hereby and thereby.
          SECTION 4.5 Financing. The Purchaser has delivered to the Company true and complete copies of the subscription agreements and the related letters listed in Section 4.5 of the Purchaser Disclosure Schedule, dated as of the date of this Agreement (the “Existing Equity Commitments”), pursuant to which the Persons party thereto have committed, subject to the terms thereof, to invest in Parent the cash amounts set forth therein, which represent in the aggregate not less than $415 million. As of the date of this Agreement, the Existing Equity Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect, and are legal, valid and binding obligations of Parent and, to the knowledge of the Purchaser, the other parties thereto. There are no other agreements, side letters or arrangements that would permit the Persons party to the Existing Equity Commitments to reduce the cash amounts required to be invested thereby. The only conditions precedent to the obligations of the Persons committing pursuant to the Existing Equity Commitments to make the financing contemplated thereby available to Parent are those contemplated by the terms of the Existing Equity Commitments. The proceeds contemplated by the Existing Equity Commitments and the proceeds anticipated to be committed pursuant to the Additional Equity Commitments or any other alternative financing arrangements are sufficient to fully fund the Purchaser’s obligation to pay the Purchase Price for the purchase of the Purchased Stock pursuant to the terms of this Agreement and subject to the terms and conditions of such Existing Equity Commitments and Additional Equity Commitments.
          SECTION 4.6 No Brokers. The Purchaser has not employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements in the event that the Closing does not occur.
          SECTION 4.7 Parent Company; Subsidiaries. As of the date hereof, the members of the Purchaser and the general partner of Parent are set forth in Section 4.7 of the Purchaser Disclosure Schedule. As of the Closing Date, no Person will own, control or have entered into an agreement to acquire, an interest of 25% or more of the total equity of Parent. The Purchaser does not have any Subsidiaries.
          SECTION 4.8 Limited Guaranty. Concurrently with the execution of this Agreement, the Persons listed on Section 4.8 of the Purchaser Disclosure Schedule (collectively, the “Guarantors”) have delivered to the Company a limited guaranty, dated as of the date hereof, in favor of the Company (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is the legal, valid and binding obligation of the Guarantors.
          SECTION 4.9 No Other Operations. The Purchaser has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the other Transaction Agreements and the Equity Commitments and the transactions contemplated hereby and thereby.

ARTICLE V
COVENANTS
          SECTION 5.1 Conduct of Business Prior to the Closing. Except (w) as otherwise expressly contemplated or permitted by the terms of this Agreement, (x) as set forth in Section 5.1-2 of the Company Disclosure Schedule, (y) as required by applicable Law or (z) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to preserve intact its current business organizations and its rights and Permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired and (iii) not take any action that would reasonably be expected to materially adversely affect or materially delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or by the other Transaction Agreements or materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the other Transaction Agreements.
          SECTION 5.2 Company Forbearances. Except (i) as otherwise expressly contemplated or permitted by the terms of this Agreement, (ii) as set forth in Section 5.1-2 of the Company Disclosure Schedule or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) (i) adjust, split, combine or reclassify any of its capital stock other than in connection with any reverse stock split affecting the Common Stock, the terms of which shall be subject to the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (a “Reverse Stock Split”); (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, other than, to the extent permitted by the Specified Regulatory Agreements, (A) regular quarterly or monthly cash dividends on the Company Preferred Stock as required by the terms thereof in effect as of the date hereof and with record and payment dates consistent with past practice; (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly-owned Subsidiaries; and (C) dividends by the Company at a rate not in excess of the rate in effect during the last fiscal quarter preceding the date hereof; provided that no such dividend shall cause Doral Bank or Doral Bank, FSB to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the applicable regulations thereunder; or (iii) issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of Company Stock Options and restricted stock unit grants outstanding as of the date hereof and disclosed in Section 3.3(a) of the Company Disclosure Schedule or upon conversion of the Convertible Preferred Stock in accordance with its terms), Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock (including Company Options) or Voting Debt;
          (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;
          (c) other than in the ordinary course of business consistent with past practice or as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set forth in Section 5.2(c) of the Company Disclosure Schedule, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any Person (other than to a wholly-owned Subsidiary of the Company and other than disposals of obsolete equipment), provided that any sales of Loans permitted on the basis that they are effected in the ordinary course of business consistent with past practice shall only be permitted if such sales are made on a non-recourse basis;
          (d) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture, partnership or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any Person other than a wholly-owned Subsidiary of the Company, except for (i) foreclosures and other similar acquisitions in connection with debts previously contracted in the ordinary course of business consistent with past practice, (ii) purchases of U.S. government and U.S. government agency securities which are investment grade rated and have a final maturity of five years or less and (iii) transactions that, together with all other such transactions, are not material to the Company, in each case, in the ordinary course of business consistent with past practice;
          (e) enter into, renew, extend or terminate any lease, license, contract or other agreement or arrangement, other than Loans made in accordance with paragraph (i) below or the incurrence of indebtedness for borrowed money in accordance with paragraph (j) below, that calls for aggregate annual payments of $500,000 or more (including the Settlement Agreement), or make any material change in or waive any material provision of any of such leases, licenses, contracts or other agreements or arrangements, other than renewals of such leases, licenses, contracts or other agreements or arrangements for a term of one year or less without material changes to the terms thereof;
          (f) (i) increase the compensation or benefits of any Company Employee (except (x) for increases in salary or wages of Company Employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% of the aggregate base salary and wages payable by the Company and its Subsidiaries during 2006 and (y) pursuant to the Company’s Key Employee Incentive Plan as described in Section 5.2(f) of the Company Disclosure Schedule; (ii) except as required by Law, grant any severance or termination pay to any Company Employee except pursuant to the terms of any Plan in effect on the date of this Agreement and which was made available to the Purchaser prior to the date of this Agreement and disclosed in Section 3.19(a) of the Company Disclosure Schedule; (iii) loan or advance any money or other property to any Company Employee other than in the ordinary course of business consistent with past practice; (iv) (x) establish, adopt, enter into, amend or terminate, or (y) grant (other than in the ordinary course of business consistent with past practice), any waiver or consent under any Plan (including any waiver referenced in Section 3.18) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; or (v) grant any equity or equity-based awards (including Company Stock Options and restricted stock units);
          (g) make or authorize any capital expenditures in excess of (A) $250,000 per project or related series of projects or (B) $1 million in the aggregate, other than expenditures budgeted in the capital expenditure budget made available to the Purchaser prior to the date of this Agreement;
          (h) except as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;
          (i) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, (i) make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan other than Loans and commitments made or Loans acquired in each case in the ordinary course of business consistent with past practice which have (x) in the case of commercial and commercial real estate Loans, (A) a principal balance not in excess of $15 million and (B) involve aggregate borrowings by the applicable borrower or group of related borrowers not in excess of $30 million, or (y) in the case of any other Loans, a principal balance not in excess of $1 million, without in each such case submitting to the Purchaser, at least four (4) Business Days prior to taking such action, a copy of the Loan write up containing the information customarily submitted to the Company’s Board of Directors or the applicable authorizing or reviewing body for such Loans in connection with obtaining approval for such action; provided that the Company may nevertheless make such Loan or Loan commitment or renewal or extension thereof or such acquisition after providing such notice and obtaining the approval of a majority of the members of its Board of Directors or the applicable authorizing or reviewing body for such Loans; or (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of the respective amounts set forth in clause (i) above;
          (j) (A) incur any indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances and reverse repurchase agreements, in each case entered into in the ordinary course of business consistent with past practice and, in the case of reverse repurchase agreements, with a final maturity of five years or less or (y) indebtedness incurred in the ordinary course of business consistent with past practice in order to finance working capital (subject in the case of this clause (y) to an aggregate maximum amount of $150 million), (B) guarantee, endorse or assume responsibility for, the obligations of any Person other than any wholly-owned

Subsidiary of the Company (other than the endorsement of checks and other negotiable instruments in the normal process of collection) or (C) redeem, repurchase, prepay, defease, or cancel, or modify in any material respect the terms of, indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances and reverse repurchase agreements in each case in the ordinary course of business consistent with past practice or (y) in accordance with the terms of the applicable instrument as in effect on the date hereof or (z) on or after June 15, 2007 (and then only if the Company has a reasonable good faith belief that the Closing will not occur by July 20, 2007 and following consultation with the Purchaser), solely to effect a Short-Term Maturity Extension for the purpose of facilitating the consummation of the transactions contemplated by this Agreement;
          (k) settle any Action involving monetary damages or other payments in excess of $250,000 (except as contemplated by the Settlement Agreement), agree or consent to the issuance of any Order restricting or otherwise affecting its business or operations, or release or dismiss any material claim against any other Person;
          (l) amend its certificate of incorporation, bylaws or similar governing documents (other than in connection with a Reverse Stock Split), or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;
          (m) except as required by Law, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;
          (n) except as required by Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (ii) its hedging practices and policies;
          (o) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under Law or GAAP, in each case following consultation with the Company’s independent public accountants;
          (p) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than in the ordinary course of business consistent with past practice;
          (q) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;
          (r) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or
          (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

          SECTION 5.3 Access. (a) During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors, employees, accountants and other agents and representatives (collectively, the “Company Representatives”) to (i) afford the directors, officers, employees, partners, members, advisors, agents, and representatives of the Purchaser (collectively, the “Purchaser Representatives”), reasonable access during normal business hours to its properties, offices, branches and other facilities, to the Company Representatives and to all books and records of the Company and its Subsidiaries, (ii) furnish the Purchaser with a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of any federal, state, local or foreign securities, banking, mortgage lending, real estate or consumer finance or protection Law (other than reports or documents which the Company is not permitted to disclose under applicable Law) and all financial, operating and other data and information as the Purchaser may from time to time reasonably request, and (iii) afford the Purchaser the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers on a regular basis.
          (b) During the Pre-Closing Period, the Purchaser shall use all non-public information delivered by or on behalf of the Company pursuant to Section 5.3(a) or delivered before the date of this Agreement, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Purchaser or the Purchaser Representatives, to the extent the same are based on, contain or otherwise reflect such information (collectively, the “Confidential Information”), solely in connection with the transactions contemplated by this Agreement and will keep the Confidential Information strictly confidential and shall not, without the Company’s prior written consent, disclose such Confidential Information to any Person, except that Confidential Information (or any portion thereof) may be disclosed to those of the Purchaser Representatives who need to know such Confidential Information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of the Confidential Information and obligated to maintain the same in confidence. Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the provisions of this Section 5.3(b) shall not apply to, information that (i) at the time of disclosure or thereafter is generally known by or available to the public (other than as a result of disclosure by the Purchaser or the Purchaser Representatives in violation of this Section 5.3(b)); (ii) was or becomes available to the Purchaser on a non-confidential basis from a Person not otherwise known to the Purchaser to be bound by a confidentiality agreement with the Company or the Company’s Representatives or prohibited from transmitting the information to the Purchaser by a contractual, legal or fiduciary obligation owed to the Company, (iii) was available to the Purchaser or any of the Purchaser Representatives prior to its disclosure by or on behalf of the Company or (iv) has been or is independently conceived or discovered by the Purchaser or the Purchaser Representatives. In the event that the Purchaser or any of the Purchaser Representatives are requested or required to disclose all or any part of the information contained in the Confidential Information pursuant to the terms of a valid and effective subpoena or order issued by a Governmental Entity or pursuant to a civil investigative demand or other similar judicial process, the Purchaser will, to the fullest extent legally permissible, promptly notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that the Company may seek a protective order or other appropriate remedy and consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and use reasonable best efforts, at the Company’s request and expense, to cooperate with the Company if the Company determines to seek a protective order or other remedy. If disclosure of such information is required, the Purchaser or the Purchaser Representatives may disclose any of such information which the Purchaser or the Purchaser Representatives are advised by legal counsel is legally required to be disclosed and the Purchaser will exercise its reasonable best efforts, at the Company’s request and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. In addition, the Purchaser and the Purchaser Representatives may disclose Confidential Information (x) in the course of inspections, examinations or inquiries by Governmental Entities that have requested or required the inspection of records that contain the Confidential Information and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such information and (y) to the extent that the Company so agrees in writing. The provisions of this Section 5.3(b) (i) shall survive any termination of this Agreement but shall terminate 18 months following the date hereof, and (ii) shall not survive the Closing.
          (c) No investigation by either of the parties or their respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the other party set forth herein.
          SECTION 5.4 Use of Proceeds. The Company shall use all of the proceeds of the issuance and sale of the Purchased Stock and Additional Proceeds (i) to pay, upon maturity thereof, all outstanding principal and accrued and unpaid interest on the Floating Rate Senior Notes due July 20, 2007 of the Company (the “2007 Notes”), and (ii) to pay the settlement consideration, and to pay or reimburse fees and expenses, in each case pursuant to the terms of the Settlement Agreement.
          SECTION 5.5 Proxy Statement.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s shareholders to be held to consider, among other things, the approval of the Charter Amendment and the issuance of the Purchased Stock to the Purchaser and, if so determined by the Company, the Reverse Stock Split (the “Company Shareholders Meeting”). The Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the Charter Amendment and the issuance of the Purchased Stock to the Purchaser (the “Company Recommendation”), except that the Company shall not be obligated to so include the Company Recommendation if the Company has effected a Change in Recommendation in accordance with Section 5.7. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (b) None of the information with respect to the Purchaser or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) The Company and the Purchaser shall cooperate and consult with each other in the preparation of the Proxy Statement. The Company shall cooperate and provide the Purchaser with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) prior to filing with the SEC. Without limiting the generality of the foregoing, the Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and the Purchaser shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and correspondence between it and the SEC with respect to the Proxy Statement. Each of the Company and the Purchaser shall use its reasonable best efforts to respond to and resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.
          (d) The Company shall mail, as promptly as practicable after filing, the definitive Proxy Statement to the holders of Common Stock as of the record date established for the Company Shareholders Meeting. If at any time prior to the Closing any event or circumstance relating to the Company or the Purchaser or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Purchaser, respectively, which, pursuant to the Exchange Act and the rules and regulations promulgated thereunder should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of the Purchaser and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. All documents that each of the Company and the Purchaser is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.
          SECTION 5.6 Company Shareholders Meeting. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting. At such Company Shareholders Meeting, the Company shall make the Company Recommendation to its shareholders, and the Company shall use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Charter Amendment and the issuance of the Purchased Stock; provided, however, that the Company shall not be obligated to recommend to its shareholders the approval of the Charter Amendment and the issuance of the Purchased Stock at the Company Shareholders Meeting or solicit proxies in favor of such approval to the extent that the Board of Directors of the Company has duly made a Change in Recommendation in accordance with Section 5.7.

          SECTION 5.7 No Solicitation of Competing Proposal.
          (a) From and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company agrees that, except as provided in Section 5.7 of the Company Disclosure Schedule, neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Proposal, (ii) engage or participate in any negotiations regarding, or furnish or cause to be furnished to any Person any nonpublic information relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Competing Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal, (v) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent or similar document or any agreement or commitment providing for or relating to any Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement with a third party. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or any Company Representative shall be deemed to be a breach of this Section 5.7 by the Company.
          (b) Except as provided in Section 5.7 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause each of the Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person with respect to a Competing Proposal.
          (c) Notwithstanding the limitations set forth in Section 5.7(a) and (b), if after the date of this Agreement the Company receives an unsolicited Competing Proposal which did not result from or arise in connection with a breach of Sections 5.7(a) or 5.7(b), and which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnishing nonpublic information with respect to the Company and its Subsidiaries to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement that is no less restrictive of and no more favorable to such third party than the terms of the confidentiality agreement, dated January 23, 2007, between the Company and Bear Stearns Merchant Manager III, L.P. are to Bear Stearns Merchant Manager III, L.P. and (y) engaging in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) or (y) above, the Company shall provide written notice to the Purchaser of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable, and the Company shall promptly provide to the Purchaser an executed copy of such confidentiality agreement and provide or make available to the Purchaser any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Competing Proposal or its representatives which was not previously provided or made available to the Purchaser.
          (d) Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify the Company Recommendation in a manner adverse to the Purchaser, or publicly propose to do so, or take any other action or make any other public statement in connection with the Company Shareholders Meeting or otherwise which is inconsistent with the Company Recommendation (any of the foregoing, a “Change in Recommendation”) or approve or recommend or publicly propose to approve or recommend, any Competing Proposal. Notwithstanding the foregoing and the limitations set forth in Section 5.7(a) and (b), if, prior to receipt of the Requisite Shareholder Approvals, the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to so withdraw, qualify or modify the Company Recommendation would be reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties under applicable Law, the Board of Directors of the Company may effect a Change in Recommendation; provided, however, that if such Change in Recommendation is the result of a Superior Proposal, (A) the Company shall have first (i) provided five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) to the Purchaser that it is prepared to effect a Change in Recommendation in response to a Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed Change in Recommendation, and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (ii) provided to the Purchaser all non-public information delivered or made available to the Person making any Superior Proposal in connection with such Superior Proposal that was not previously delivered or made available to the Purchaser and (iii) during such five Business Day period, if requested by the Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with the Purchaser to amend this Agreement in such a manner that any Competing Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal and (B) at the end of such five Business Day period, such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Purchaser following a Notice of Superior Proposal, as a result of the negotiations contemplated by clause (iii) or otherwise).
          (e) Except as provided in Section 5.7 of the Company Disclosure Schedule, the Company promptly (and in any event within 24 hours) shall advise the Purchaser orally and in writing of the receipt of (i) any Competing Proposal or indication or inquiry with respect to or that could reasonably be expected to lead to any Competing Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information that could not reasonably be expected to relate to or result in a Competing Proposal, and (iii) any inquiry or request for discussions or negotiations regarding a Competing Proposal, including in each case the identity of the Person making any such Competing Proposal or indication, inquiry or request and the material terms of any such Competing Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Competing Proposal or indication, inquiry or request). The Company shall keep the Purchaser informed on a reasonably current basis of any material change to the terms of any such Competing Proposal or indication, inquiry or request.
          (f) Notwithstanding the limitations set forth in Section 5.7(a) and (b), if the Board of Directors of the Company has effected a Change in Recommendation in compliance with the requirements of Section 5.7(d), then the Board of Directors of the Company may, prior to the later of June 12, 2007 and the date on which the condition set forth in Section 6.1(j) is satisfied and concurrently with such Change in Recommendation, cause the Company to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 7.1(i); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.7(f), and any purported termination pursuant to this Section 5.7(f) shall be void and of no force or effect, unless prior to or concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.2(c).
          (g) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (or any similar communication to shareholders); provided that any disclosure other than a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a Change in Recommendation unless the Board of Directors of the Company expressly rejects the applicable Competing Proposal and expressly reaffirms the Company Recommendation contemporaneously with such disclosure.
          (h) As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person other than the Purchaser or any of its Subsidiaries involving, in a single transaction or a series of transactions, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of its Significant Subsidiaries, (ii) the issuance by the Company or any of its Significant Subsidiaries of securities representing 20% or more of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (iii) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding voting securities of the Company or any of its Significant Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such voting securities), (y) 20% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.
          (i) As used in this agreement, “Superior Proposal” shall mean a bona fide written Competing Proposal not solicited or initiated in violation of Section 5.7(a) or 5.7(b), that (i) relates to (x) the issuance by the Company of securities representing more than 50% of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (y) the acquisition by any Person of any of (A) more than 50% of the outstanding Common Stock, by tender or exchange offer, merger or otherwise or (B) all or substantially all of the consolidated total assets of the Company and its Subsidiaries, (ii) is not subject to any financing contingency or qualification and provides for the repayment or refinancing in full of the 2007 Notes upon their scheduled maturity date as of the date of this Agreement, (iii) is otherwise on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to the Company, its shareholders and any other constituency of the Company to which the Board of Directors of the Company then determines it owes fiduciary duties under applicable Law than the transactions contemplated by this Agreement and (iv) is, in the reasonable judgment of the Board of Directors of the Company, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer.
          SECTION 5.8 Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall, and the Company shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, confirmation, determination, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, any of its Subsidiaries or the Purchaser, Bear Stearns or any of the members of Doral GP Ltd. listed in Section 6.1(d)(ii) of the Purchaser Disclosure Schedule in connection with the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that the Purchaser shall not be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in the last sentence of Section 6.1(d)(i).
          (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 5.8(a)), each of the Company and the Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby and by the other Transaction Agreements, including using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the other Transaction Agreements, and (ii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or by the other Transaction Agreements or seeking material damages.
          (c) The Company agrees that as promptly as practicable after the date hereof it shall give stop transfer instructions to the transfer agent for the Common Stock with respect to shares of Common Stock held by the shareholders party to that certain Voting Agreement, dated as of the date hereof (the “Voting Agreement”), by and among the Purchaser and the shareholders of the Company signatories thereto.
          SECTION 5.9 Notification of Certain Matters. (a) During the Pre-Closing Period, the Company shall give prompt notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause the condition in Section 6.1(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Purchaser.
          (b) During the Pre-Closing Period, the Purchaser shall give prompt notice to the Company of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause the condition in Section 6.2(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Company.
          SECTION 5.10 Regulatory and Other Authorizations; Notices and Consents. (a) Subject to the other provisions of this Agreement (including the proviso in Section 5.8(a)), the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and by the other Transaction Agreements and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.
          (b) Each of the parties hereto shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or other equity holders (to the extent applicable) and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, any of its Subsidiaries or the Purchaser to any Governmental Entity in connection with the transactions contemplated by this Agreement.
          (c) The parties hereto shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
          SECTION 5.11 Shareholder Litigation. The Company shall give the Purchaser the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense and/or settlement of the Shareholder Litigation and any litigation against the Company or any of its directors or officers relating to or arising from the transactions contemplated hereby or by the other Transaction Agreements; provided, however, that no settlement of the Shareholder Litigation (other than as contemplated by the Settlement Agreement) or any other such litigation shall be agreed to or effected without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to satisfy all conditions to, and to finalize as promptly as reasonably practicable, the settlement of the Shareholder Litigation contemplated by the Settlement Agreement.
          SECTION 5.12 Appointment of Directors. Prior to the Closing and effective as of the Closing, the Company shall (i) take all necessary action to cause the Board of Directors of each of the Company, Doral Bank and Doral Bank, FSB to be comprised of eleven directors (or, in the case of the Boards of Directors of Doral Bank and Doral Bank, FSB, such other number specified by the Purchaser) specified by the Purchaser (subject to applicable stock exchange requirements), including the CEO of the Company and Dennis Buchert (assuming each is willing to so serve) (provided that, in the case of the Boards of Directors of Doral Bank and Doral Bank, FSB, such designated directors shall satisfy all requirements of applicable Law), (ii) enter into an agreement with each such designated director (to the extent described in Section 5.12 of the Purchaser Disclosure Schedule) in the form set forth in Section 5.12 of the Purchaser Disclosure Schedule (assuming such designated director is willing to enter into such agreement) and (iii) take any necessary action to amend its bylaws to authorize the transactions contemplated by the agreements referenced in clause (ii).
          SECTION 5.13 Termination of Company Stock Options; Employee Benefits. (a) Prior to the Closing and effective as of the Closing, the Company shall take all necessary action to ensure that all Company Stock Options shall terminate, without any liability to the Purchaser, the Company or any of its Subsidiaries on or after the Closing.
          (b) From and after the Closing, the Purchaser will cause the Company and its Subsidiaries to honor, in accordance with their terms, all existing employment, severance, retention and bonus agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries (as modified pursuant to those certain letter agreements executed by the individuals listed in Section 3.18(b) of the Company Disclosure Schedule that are listed on Annex M of the Company Disclosure Schedule) that are employment agreements or agreements entered into pursuant to the Plans described in Section 3.19(a) of the Company Disclosure Schedule.
          (c) Purchaser shall cause the Company and each of its Subsidiaries, for the period commencing on the Closing Date and ending on the one-year anniversary thereof, to maintain for the Company Employees at the Closing Date (other than those individuals who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries, as to which such agreement shall govern) (the “Current Employees”) annual rate of base salary or wages, cash incentive compensation opportunities, severance protections and retirement and welfare benefits provided under Plans which are substantially comparable in the aggregate to the annual rate of base salary or wages, cash incentive compensation opportunities, severance protections and retirement and welfare benefits, in the aggregate, maintained for and provided to Current Employees as a group immediately prior to the Closing; provided, however, subject to the foregoing, that nothing herein shall be construed as an amendment to any Plan or prevent the amendment or termination of any Plan or interfere with the right or obligation of the Company or any Subsidiary thereof to make such changes as are necessary to conform with applicable Law so long as the foregoing covenant is satisfied. Nothing in this Section 5.13 shall limit the right of the Purchaser, the Company or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any existing agreement.

          (d) The provisions of clauses (b)-(d) of this Section 5.13 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of clauses (b)-(d) of this Section 5.13 and nothing herein shall be construed as an amendment to any Plan for any purpose.
          SECTION 5.14 Directors’ and Officers’ Indemnification and Insurance.
          (a) The Purchaser agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers of the Company or its Subsidiaries in their capacities as such (the “Indemnitees”) as provided in the respective certificates of incorporation or by-laws (or equivalent organization documents) of the Company and its Subsidiaries or in any agreement set forth in Section 5.14(a) of the Company Disclosure Schedule, in each case as in effect as of the date of this Agreement (the “Indemnification Provisions”), shall survive the Closing and shall continue in full force and effect. Following the Closing, the Purchaser (for so long as it holds a majority of the outstanding voting securities of or otherwise controls the Company) shall cause the Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing, to the fullest extent required by the Indemnification Provisions.
          (b) The Purchaser (for so long as it holds a majority of the outstanding voting securities of or otherwise controls the Company) shall cause the Company to provide, for a period of not less than six years after the Closing Date, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policies set forth in Section 5.14(b) of the Company Disclosure Schedule (the “Current D&O Policies”) with insurance coverage under renewals of the Current D&O Policies and/or under separate “tail policies” with insurers reasonably believed by the Purchaser to be reputable and financially sound for events occurring at or prior to the Closing Date (the “D&O Insurance”) that is at least as favorable, in the aggregate, to the Indemnitees than the Current D&O Policies; provided, however, that the Purchaser shall not be required to cause the Company to pay an annual premium for the D&O Insurance in excess of 350% (the “Specified Percentage”) of the last annual premium paid by the Company prior to the date hereof for the Current D&O Policies; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Purchaser (for so long as it holds a majority of the outstanding voting securities of or otherwise controls the Company) shall cause the Company to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) The Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14. The provisions of this Section 5.14 are intended to be for the benefit of and enforceable by each Indemnitee and his or her successors, heirs or representatives. The indemnification and insurance rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

          (d) If the Company or the Purchaser or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Purchaser, as the case may be, shall assume all of the obligations set forth in this Section 5.14.
          (e) The Purchaser acknowledges that the Company currently is negotiating, and expects to enter into shortly, new directors’ and officers’ insurance and indemnification policies. Promptly thereafter, the Company and the Purchaser shall negotiate in good faith to amend the provisions of Section 5.14(b) to take into account the terms and premiums of such new policies, including adjustment of the Specified Percentage to take into account any increase in the premiums payable for such new policies.
          SECTION 5.15 Financing. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, provide all cooperation reasonably requested by the Purchaser in connection with obtaining the Additional Equity Commitments, including (i) participation in a reasonable number of meetings, presentations and due diligence sessions, (ii) assisting with the preparation of materials for offering documents, private placement memoranda and similar documents required in connection with obtaining the Additional Equity Commitments (collectively, “Offering Materials”) and (iii) providing any interim financial information provided to management of the Company and its Subsidiaries in the ordinary course of business. Any Offering Materials which include any information provided by or on behalf of the Company or its Subsidiaries shall include a disclaimer to the effect that the Company and its Subsidiaries and their respective employees have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor other than with respect to information provided by or on behalf of the Company or based on the SEC Reports or other documents filed publicly by the Company or its Subsidiaries.
          (b) The Purchaser and Parent shall use their commercially reasonable efforts to obtain, on or prior to June 12, 2007 or as soon as possible thereafter, but in any event prior to the date specified in Section 7.1(c), binding subscription agreements (or comparable documentation) for the investment in Parent of not less than $215 million in additional equity at or prior to the Closing on terms and conditions comparable to those contained in the Existing Equity Commitments, provided that the Purchaser and Parent shall have sole discretion to determine whether, and in what percentages, to obtain such commitments for Class A, Class B or Class C limited partnership interests of Parent (the “Additional Equity Commitments” and, together with the Existing Equity Commitments, the “Equity Commitments”). The Purchaser and Parent shall use their reasonable best efforts to cause the Persons who are or become party to Equity Commitments to comply with the terms thereof in order to consummate the purchase of the Purchased Stock prior to the date specified in Section 7.1(c) (including by taking reasonable enforcement action to cause such Persons providing such Equity Commitments to fund the amounts contemplated thereby in accordance with the terms thereof). In the event any portion of the financing contemplated by any Equity Commitment becomes unavailable on the terms and conditions contemplated thereby, the Purchaser and Parent shall use their commercially reasonable efforts to obtain alternative financing from alternative sources on terms no less favorable, taken as a whole, to Parent (as determined in the sole good faith judgment of the Purchaser) and the Company as promptly as practicable following the occurrence of such event. The Purchaser and Parent shall consult with the Company regarding the process of obtaining the Additional Equity Commitments, shall keep the Company reasonably apprised of material developments relating to the Additional Equity Commitments and shall provide the Company with executed copies of any Additional Equity Commitments received by Parent or the Purchaser. The Purchaser and Parent shall use their reasonable best efforts to satisfy on a timely basis the conditions that are within their control of the Equity Commitments, or any alternative financing commitments. The Parent shall not amend or alter, or agree to amend or alter, any Equity Commitment in any manner that would materially impair, materially delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company. Parent will contribute to the Purchaser proceeds of the Equity Commitments received by Parent at Closing, up to the Purchase Price.
          SECTION 5.16 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the issuance and sale of the Purchased Stock to the Purchaser or any of the other transactions contemplated by this Agreement, the other Transaction Agreements or the Voting Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the issuance and sale of the Purchased Stock to the Purchaser or any of the other transactions contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement and otherwise to minimize the effect of such Takeover Statute on the issuance and sale of the Purchased Stock to the Purchaser and the other transactions contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement.
          SECTION 5.17 Deferred Tax Confirmation. The parties agree to cooperate in good faith and use their reasonable best efforts to obtain the Deferred Tax Confirmation as promptly as practicable after the date of this Agreement; provided that the Purchaser shall prepare any and all written correspondence with the Department of the Treasury of Puerto Rico with respect to the Deferred Tax Confirmation.
          SECTION 5.18 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Purchased Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.
          SECTION 5.19 Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or making any other public statement with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, and shall not issue any such press release or make any such other public statement without the other party’s prior consent, provided that the Company may, without the consent of the Purchaser (but after prior consultation, to the extent practicable in the circumstances) make such public disclosures as may be required upon the advice of outside counsel by applicable Law or the rules and regulations of the NYSE. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this

Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, the Company and its Subsidiaries shall in accordance with Law (a) consult with the Purchaser regarding communications with customers, shareholders and employees related to the transactions contemplated hereby, (b) provide the Purchaser with shareholder lists of the Company and (c) allow and facilitate contact by the Purchaser with shareholders of the Company.
ARTICLE VI
CONDITIONS TO CLOSING
          SECTION 6.1 Conditions to the Obligations of the Purchaser. The Purchaser’s obligation to purchase the Purchased Stock at the Closing is subject to the satisfaction (or waiver by the Purchaser), on or prior to the Closing Date, of the following conditions:
          (a) Representations and Warranties; Performance of Obligations. (i) Except as set forth in clause (ii) below, the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and (ii) the representations and warranties set forth in (x) Sections 3.3 and 3.4(a) shall be true and correct in all but de minimis respects and (y) Section 3.8(i) shall be true and correct in all respects. The Company shall have performed in all material respects all of its agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.
          (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Stock or any of the other transactions contemplated by this Agreement and the other Transaction Agreements not be consummated or which has the effect of rendering it unlawful to consummate such transactions.
          (c) Proceedings and Litigation. (i) No Action by any Governmental Entity shall be pending against any party hereto seeking to restrain or prohibit the purchase and sale of the Purchased Stock or the consummation of any of the other transactions contemplated by this Agreement or the other Transaction Agreements.
     (ii) No event shall have occurred that would give the Company the right to terminate the Settlement Agreement pursuant to paragraph 14 thereof.
     (iii) The U.S. District Court for the Southern District of New York shall have entered an order or orders approving the settlement of the Shareholder Litigation on substantially the terms set forth in the Settlement Agreement, and such order or orders shall be in full force and effect and shall not have been stayed or reversed as a result of an appeal or other proceeding.

     (iv) There shall not have occurred any of the following events or developments with respect to the investigation by the U.S. Attorney’s Office for the Southern District of New York referenced in the SEC Reports (or any other substantially similar federal criminal investigation): (x) notification (whether oral or written) that the Company, any of its Subsidiaries, or any of their respective current officers or directors, is a target of such investigation or such other investigation, (y) notification (whether oral or written) that the Company, any of its Subsidiaries, or any of their respective current officers or directors is a subject of such investigation or such other investigation and a determination by the Purchaser (in its sole good faith judgment) that such development could reasonably be expected to materially and adversely affect the Company and its Subsidiaries, taken as a whole or (z) an indictment (or threat of an imminent indictment) of the Company, any of its Subsidiaries, or any of their respective current officers or directors.
          (d) Regulatory Matters. (i) All approvals, consents, permits and waivers of the Governmental Entities specified in Section 6.1(d)(i) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), shall have been obtained and shall be in full force and effect, and all waiting periods required by Law in connection therewith (including under the HSR Act) shall have expired or been terminated. No such approval, consent, permit or waiver shall contain or impose any condition or restriction that the Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the benefits of its investment in the Company to such a degree that the Purchaser would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.
     (ii) (A) Each of the Bear Stearns Companies Inc. (“Bear Stearns”) and each of the investors in Doral GP Ltd. listed in Section 6.1(d)(ii) of the Purchaser Disclosure Schedule shall have received written confirmation, satisfactory to it in its reasonable good faith judgment, from the Federal Reserve Board to the effect that neither it, nor any of its Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve Board) shall be deemed to “control” Doral GP Ltd., Parent, the Purchaser or any of its Subsidiaries after the Closing (including the Company, Doral Bank and Doral Bank, FSB) for purposes of Sections 3 or 4 of the BHC Act by reason of the purchase of the Purchased Stock by the Purchaser and the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements or the Purchaser Organizational Documents; (B) Bear Stearns shall have received written confirmation, satisfactory to it in its reasonable good faith judgment, from the Federal Reserve Board that neither it nor any of its Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve Board) will cease to be entitled to the exemption set forth in Section 4(f)(1) of the BHC Act by reason of the purchase of the Purchased Stock by the Purchaser and the other transactions contemplated by this Agreement and the other Transaction Agreements or the Purchaser Organizational Documents; and (C) the Purchaser shall have received a written administrative determination, satisfactory to it in its reasonable good faith judgment, from the Commissioner to the effect that the provisions of change in control of Section 12 of the Puerto Rico Banking Law (7 LPRA 39) are only applicable to the direct change in control of Doral Financial Corporation as provided in the Resolution and Basis of Approval In the Matter of Doral Federal Savings Bank (OCIF 97-98-D-CR1) issued by the Commissioner on September 24, 1997, which direct change in control shall be effected by the acquisition of the Purchased Stock by the Purchaser, and therefore the requirements under such change of control provisions do not extend to, and are not applicable to (I) the members of the Purchaser, (II) Parent or any of its limited partners, (III) Doral GP Ltd. or any of its members or (IV) any of their respective successors or assigns. For purposes of this Agreement, “Purchaser Organizational Documents” means the limited liability company agreement of the Purchaser, the limited partnership agreement of Parent, the memorandum and articles of association of the general partner of Parent and the members agreement among the members of the general partner of Parent.
          (e) Board of Directors. The Company shall have taken all actions required by Section 5.12 hereof.
          (f) Requisite Shareholder Approvals. The Requisite Shareholder Approvals shall have been obtained in accordance with the laws of Puerto Rico and the rules and regulations of the NYSE.
          (g) Certificate. The Company shall have delivered to the Purchaser a certificate, executed on behalf of the Company by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the conditions specified in paragraph (a) have been satisfied.
          (h) Listing Qualification of Purchased Stock. The Purchased Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
          (i) Other Agreements. The other Transaction Agreements shall have been duly authorized, executed and delivered by the Company.
          (j) Additional Equity Commitments. Parent or the Purchaser shall have received the Additional Equity Commitments (it being agreed that if Parent or the Purchaser receives the Additional Equity Commitments, this condition shall remain satisfied even if any such Additional Equity Commitment subsequently fails to be available for any reason).
          (k) Additional Funding. (i) The sale of Doral Bank, FSB’s New York City branches, substantially on the terms set forth in the Purchase and Assumption Agreement, dated as of March 15, 2007, between Doral Bank FSB and New York Commercial Bank shall have been consummated, (ii) the Company shall have received, or shall have received all regulatory approvals with respect to (subject only to the occurrence of the Closing) and shall have provided the Purchaser with written confirmation of its Chief Executive Officer that it will receive no later than one Business Day following the Closing, at least $150,000,000 in cash, in the aggregate (the “Additional Proceeds”) from (x) the distribution of excess capital by Doral Bank, FSB and (y)

the transfer of mortgage servicing rights from the Company to Doral Bank, and (iii) such Additional Proceeds shall, upon receipt thereof, be available for use as provided in Section 5.4.
          (l) Deferred Tax Confirmation. The Company shall have received written confirmation, reasonably satisfactory to the Purchaser, from the Department of the Treasury of Puerto Rico substantially in the form attached hereto as Exhibit E (the “Deferred Tax Confirmation”) that (i) the Deferred Tax Agreement will remain in full force and effect with respect to the Company and each of its Subsidiaries following the transactions contemplated by this Agreement and any future change of control of the Company, (ii) each Subsidiary of the Company has the right to enforce the Deferred Tax Agreement as if it were a party to such agreement and (iii) the claim or utilization of the Amortization Deductions by the Company or by its Subsidiaries for Puerto Rican income tax purposes will not give rise to the realization or recognition of any income by the Company or by the Subsidiaries.
          SECTION 6.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Purchased Stock at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:
          (a) Representations and Warranties; Performance of Obligations. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) except where any failures to be so true and correct would not prevent consummation of the transactions contemplated by this Agreement. The Purchaser shall have performed in all material respects all of its agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.
          (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Stock or any of the other transactions contemplated by this Agreement or the other Transaction Agreements not be consummated or which has the effect of rendering it unlawful to consummate such transactions.
          (c) Regulatory Matters. The Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect, and all waiting periods required by Law in connection therewith (including under the HSR Act) shall have expired or been terminated.
          (d) Requisite Shareholder Approvals. The Requisite Shareholder Approvals shall have been obtained in accordance with the laws of Puerto Rico and the rules and regulations of the NYSE.
          (e) Certificate. The Purchaser shall have delivered to the Company a certificate, executed on behalf of the Purchaser by an authorized signatory thereof, dated the Closing Date, to the effect that the conditions specified in paragraph (a) have been satisfied.
          (f) Other Agreements. The Securityholders Agreement shall have been duly authorized, executed and delivered by the Purchaser.

ARTICLE VII
TERMINATION AND AMENDMENT
          SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Company and the Purchaser;
          (b) by (i) either the Company or the Purchaser if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable, or (y) any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or, in the case of termination by the Purchaser, any of the other Transaction Agreements or (ii) the Purchaser if (x) Bear Stearns, the Purchaser, any of the other investors referred to in Section 6.1(d)(ii), or any of their respective Affiliates receives final written notice from the Federal Reserve Board or the Commissioner that it will not grant any of the written confirmations or determinations described in Section 6.1(d)(ii) or (y) any Governmental Entity which must grant any approval required in order for the condition set forth in Section 6.1(k) to be satisfied has denied such approval and such denial has become final and nonappealable;
          (c) by either the Company or the Purchaser if the Closing shall not have occurred on or before September 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by either the Company or the Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the other party shall have breached any of the covenants, agreements, representations or warranties made by such other party herein, and such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;
          (e) by either the Company or the Purchaser if the Requisite Shareholder Approvals shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting or at any adjournment or postponement thereof;
          (f) by the Purchaser, if (i) the Board of Directors of the Company shall have failed to recommend in the Proxy Statement and at the Company Shareholders Meeting the approval of the issuance of the Purchased Stock and the Charter Amendment by the shareholders of the Company or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) the Company shall have materially breached its obligations under Section 5.6 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 5.6 or (iii) the Company shall have breached its obligations under Section 5.7 in any material respect;

          (g) by the Purchaser if there is a final non-appealable judgment of the U.S. District Court for the Southern District of New York disapproving settlement of the Shareholder Litigation on substantially the terms set forth in the Settlement Agreement;
          (h) by the Company if the Additional Equity Commitments shall not have been received by June 12, 2007;
          (i) by the Company in accordance with, and subject to the terms and conditions of, Section 5.7(f); or
          (j) by the Purchaser if:
     (i) the Company or a Significant Subsidiary of the Company (x) pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it; or (D) makes a general assignment for the benefit of its creditors; or (y) takes, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);
     (ii) a court of competent jurisdiction enters an Order under any Bankruptcy Law that: (A) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case; (B) appoints a Custodian of the Company or any Significant Subsidiary of the Company; or (C) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company; or (D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or
     (iii) (A) the FDIC (or other competent Governmental Entity having regulatory authority over Doral Bank or Doral Bank, FSB) appoints, under any applicable federal, state or local banking Law or Bankruptcy Law, a Custodian for Doral Bank or Doral Bank, FSB or for all or substantially all of the assets of Doral Bank or Doral Bank, FSB, or (B) Doral Bank or Doral Bank, FSB files with the FDIC (or other competent Governmental Entity having regulatory authority over Doral Bank or Doral Bank, FSB) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking Law, Bankruptcy Law or other similar Law.
          SECTION 7.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, the Purchaser, any of their respective officers, directors, or Affiliates (or, in the case of the Purchaser, any of the Purchaser Related Parties) shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the Limited Guaranty (only to the extent reflected therein) and Section 5.3(b), this Section 7.2, Section 8.10 and Section 8.12 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement (other than Section 8.12 hereof), neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
          (b) In the event that this Agreement is terminated (i) by either the Company or the Purchaser pursuant to Section 7.1(e) or (ii) by the Purchaser pursuant to Section 7.1(d), Section 7.1(f), Section 7.1(g) or Section 7.1(j) (or, in any such case, is terminated pursuant to another paragraph of Section 7.1 at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions and by the party specified above), then the Company shall reimburse the Purchaser for all expenses reasonably incurred by or on its behalf in connection with the transactions contemplated by this Agreement, including all reasonable expenses of counsel, accountants, investment bankers, experts and other consultants retained by the Purchaser, Parent, Parent’s limited partners and their respective Affiliates, in connection with the transactions contemplated hereby (and not theretofore paid or reimbursed by the Company) (the “Purchaser Expenses”) within two Business Days after the receipt by the Company of an invoice therefor; provided that the payment by the Company of such expenses shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.2(d), except to the extent expressly provided therein.
          (c) The Company shall pay to or as directed by the Purchaser the sum of $25 million (the “Termination Fee”) prior to or concurrently with, and as a condition to, the termination of this Agreement by the Company pursuant to Section 7.1(i).
          (d) The Company shall pay to or as directed by the Purchaser the Termination Fee, less any Purchaser Expenses theretofore paid to the Purchaser pursuant to Section 7.2(b), upon the execution and delivery by the Company or any of its Subsidiaries of a definitive agreement with respect to, or consummation of, a Qualifying Competing Proposal referred to in clause (iii) below if (i) this Agreement is terminated by (A) the Purchaser pursuant to Section 7.1(d) because of the Company’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) by the Purchaser pursuant to Section 7.1(f), (C) by either the Company or the Purchaser pursuant to Section 7.1(e) or (D) by either the Company or the Purchaser pursuant to Section 7.1(c) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Shareholders Meeting having occurred (or, in any such case, is terminated pursuant to another paragraph of Section 7.1 at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions and by the party specified above), (ii) in any such case a Triggering Competing Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of the Company (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional on the termination of this Agreement or otherwise, to make a Triggering Competing Proposal) at any time after the date of this Agreement and on or prior to the date of the Company Shareholders Meeting, in the case of clause (i)(C), or the date of termination, in the case of clauses (i)(A), (i)(B) or (i)(D), and (iii) prior to the Outside Date the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Qualifying Competing Proposal. For purposes of this Section 7.2(d), (x) the term “Triggering Competing Proposal” means a Competing Proposal, provided that (I) for purposes of the definition of “Triggering Competing Proposal,” references to 20% in the definition of “Competing Proposal” shall be deemed to be references to “33%”, (II) such Competing Proposal allows for the repayment, refinancing, extension, amendment or restructuring of all of the 2007 Notes (including any transaction that involves the receipt by any holder of 2007 Notes (in its capacity as such) of any shares of capital stock, or any securities or obligations convertible into or exercisable or exchangeable for shares of capital stock, of the Company or any of its Subsidiaries or the contribution by any such holder of cash to the Company or any of its Subsidiaries) and (III) a Competing Proposal that would result in the reorganization or liquidation of the Company pursuant to any Bankruptcy Law in which holders of Common Stock do not receive any value for their shares or the placement of Doral Bank under receivership by the FDIC shall not constitute a Triggering Competing Proposal, (y) a “Qualifying Competing Proposal” means a Triggering Competing Proposal, provided that a Qualifying Competing Proposal shall not include any transaction that involves (in one transaction or a series of related transactions) solely a one-time extension of the maturity of (or a forbearance of the right to demand payment at maturity, or of any other related enforcement rights, under) all or a portion of the 2007 Notes, in any such case for an aggregate of six months or less in which no holder of 2007 Notes (in its capacity as such) receives any shares of capital stock, or any securities or obligations convertible into or exercisable or exchangeable for shares of capital stock, of the Company or any of its Subsidiaries or contributes cash to the Company or any of its Subsidiaries (any such excluded transaction, a “Short-Term Maturity Extension”) (it being understood that if a definitive agreement is executed with respect to a Short-Term Maturity Extension or a Short-Term Maturity Extension is consummated, any other transaction for which a definitive agreement is executed or which is consummated prior to the Outside Date may constitute a Qualifying Competing Proposal) and (z) “Outside Date” means the later of (I) 12 months following a termination of this Agreement as provided in clause (i) of this Section 7.2(d) and (II) if the Company enters into one or more definitive agreements with respect to or consummates a Short-Term Maturity Extension prior to the date which is 12 months following such termination, the date which is one month following the latest date to which the maturity of any of the 2007 Notes is extended in connection with such Short-Term Maturity Extension.
          (e) Any expenses that become payable pursuant to Section 7.2(b) and any Termination Fee or portion thereof that becomes payable pursuant to Section 7.2(c) or Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the Purchaser in writing to the Company.
          (f) The Company acknowledges that the agreements contained in paragraphs (b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreement by the Company, the Purchaser would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay any amounts due under paragraph (b), (c) or (d) above within the time periods specified in such paragraphs, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Purchaser in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime rate of JPMorgan Chase Bank, N.A. from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII
MISCELLANEOUS
          SECTION 8.1 Other Definitions; Terms Generally. (a) The following terms as used in this Agreement shall have the following meanings:
     (i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, for so long as such Person remains so associated to the specified Person.
     (ii) “Bankruptcy Law” means Title 11, United States Code, or any similar federal, state, local or foreign law providing for the insolvency, reorganization, receivership, dissolution, winding up or liquidation of a debtor.
     (iii) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or San Juan, Puerto Rico are required or authorized to close.
     (iv) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     (v) “Custodian” means any receiver, trustee, conservator, assignee, liquidator, custodian or similar official under any Bankruptcy Law or banking Law.
     (vi) Fee Agreements” means those agreements (as they may be amended, modified or supplemented) set forth in Section 8.1 of the Purchaser Disclosure Schedule.
     (vii) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.
     (viii) “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1.02 of Regulation S-X promulgated by the SEC.
     (ix) “Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.
     (x) “to the knowledge of the Company” or similar expressions means the actual knowledge of the senior executive officers of the Company and its Subsidiaries and, without duplication, those executive officers or other employees in charge of environmental, tax, labor, employee benefits or real estate matters, in each case after reasonable investigation and inquiry.
          (b) Terms Generally. The definitions in Section 8.1(a) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Schedule and the Purchaser Disclosure Schedule. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits, the Company Disclosure Schedule and the Purchaser Disclosure Schedule) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
          SECTION 8.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this agreement shall survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent. Each of the Company and the Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement and (b) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party.
          SECTION 8.3 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed in all respects by the laws of the State of New York except, in the case of the Company, to the extent that the PRGCL is mandatorily applicable.

          (b) Each of the Company and the Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Company and the Purchaser irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 8.3, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Company and the Purchaser expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that consent by the parties hereto to jurisdiction and service contained in this Section 8.3 is solely for the purpose referred to in this Section 8.3 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
          (c) The Company hereby irrevocably designates Doral Bank, FSB, located at 387 Park Avenue South, New York, New York 10016-8810, Attention: Paul Mak (in such capacity, the “Company Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or proceeding arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Company Process Agent; provided that in the case of any such service upon the Company Process Agent, the party effecting such service shall also deliver a copy thereof to the Company in the manner provided in Section 8.9. In addition, each of the Company and the Purchaser irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 8.9, such service of process to be effective upon acknowledgment of receipt of such registered mail.
          (d) Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement or the other Transaction Agreements and for any counterclaim therein.
          SECTION 8.4 Successors and Assigns; Assignment; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by a party without the prior written consent of the other party (and any purported assignment without such consent shall be void and without effect), except that the Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate or Affiliates, provided that no such assignment shall relieve the Purchaser of its obligations hereunder. Except as otherwise specifically provided in Section 5.14 and Section 8.12, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
          SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which constitute part of this Agreement as if fully set forth herein), the other Transaction Agreements, the Fee Agreements and the Limited Guaranty constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. The Fee Agreements shall remain in full force and effect in accordance with their respective terms, but such letter agreement included in the Fee Agreements shall terminate upon the termination of this Agreement, except with respect to fees and expenses accrued on or prior to the date of such termination, with respect to which it shall survive until the payment or reimbursement in full thereof. The Company agrees that any confidentiality agreements between any of the members of the general partner of Parent, or any of their respective Affiliates, shall be terminated effective upon the Closing.
          SECTION 8.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 8.7 Amendment and Waiver. This Agreement may be amended by the parties hereto (in the case of the Company, by action taken by or on behalf of its Board of Directors) at any time prior to the Closing, whether before or after receipt of the Requisite Shareholder Approvals; provided, however, that, after receipt of the Requisite Shareholder Approvals, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
          SECTION 8.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the other Transaction Agreements shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the other Transaction Agreements, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
          SECTION 8.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day or (iii) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a party may from time to time specify by notice to the other parties hereto:
If to the Company:
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Telephone: (787) 474-6381
Fax: (787) 474-6817
Attn: Glen Wakeman
          Enrique Ubarri
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, N.Y. 10006
Telephone: (212) 225-2000
Fax: (212) 225-3999
Attn: Victor Lewkow
          Jaime El Koury
          Francisco Cestero
Latham & Watkins LLP
885 Third Avenue
New York, N.Y. 10022
Telephone: (212) 906-1200
Fax: (212) 751-4864
Attn: Barry Bryer
          David Kurzweil

If to the Purchaser:
Doral Holdings Delaware, LLC
c/o Bear Stearns Merchant Banking
383 Madison Avenue
New York, NY 10179
Telephone: (212) 272-2000
Fax: (212) 881-9516
Attn: David E. King
          Robert Juneja
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, N.Y. 10017
Telephone: (212) 455-2000
Fax: (212) 455-2502
Attn: Lee Meyerson
          Ellen Patterson
and
Kirkland & Ellis LLP
153 East 53rd Street
New York, N.Y. 10022
Telephone: (212) 446-4800
Fax: (212) 446-6460
Attn: Michael T. Edsall
          SECTION 8.10 Expenses. Except as provided in Section 7.2 or in the Fee Agreements, all costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
          SECTION 8.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          SECTION 8.12 Remedies.
          (a) Notwithstanding any other provision of this Agreement or any rights of the Company at law or in equity, the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement or any of the transactions contemplated hereby, the maximum liability of the Purchaser for such losses and damages shall be limited to $25,000,000 and, without duplication, the maximum liability of each Guarantor, directly or indirectly, shall be limited to such Guarantor’s Pro Rata Share (as defined in the Limited Guaranty) of the Maximum Amount (as defined in the Limited Guaranty) in accordance with its express obligations under the Limited Guaranty. In no event shall the Company seek to recover any money damages in excess of $25,000,000 in the aggregate from the Purchaser or the Guarantors in connection therewith. In addition, the Company agrees that no recourse under this Agreement, any documents or instruments delivered in connection with this Agreement, any other Transaction Agreement or any of the transactions contemplated hereby or thereby shall be had against any (x) former, current or future director, officer, employee, partner (limited or general) (other than the Guarantors, solely to the extent expressly provided in the Limited Guaranty), member, manager, shareholder, Affiliate or controlling Person of the Purchaser or (y) former, current or future director, officer, employee, partner (limited or general), member, manager, shareholder, Affiliate or controlling Person of any partner (limited or general) (other than the Guarantors, solely to the extent expressly provided in the Limited Guaranty), member, manager, shareholder, Affiliate or controlling Person of the Purchaser (the “Purchaser Related Parties”) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Purchaser Related Parties, as such (other than, for the avoidance of doubt, the Guarantors, solely to the extent expressly provided in the Limited Guaranty), for any obligation of Parent or the Purchaser under this Agreement or any documents or instruments delivered in connection with this Agreement, any other Transaction Agreement or any of the transactions contemplated hereby or thereby or for any claim based on, in respect of or by reason of such obligations, documents, instruments or transactions.
          (b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 7.1, the Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or the Purchaser or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.12(a); provided, however, that the Company shall be entitled to specific performance against the Purchaser to prevent any breach or threatened breach by the Purchaser of Section 5.3(b).
          (c) The Purchaser Related Parties shall be third party beneficiaries of this Section 8.12 and the provisions of this Section 8.12 are intended to be for the benefit of and enforceable by each Purchaser Related Party and his or her successors, heirs or representatives.
          SECTION 8.13 Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

DORAL FINANCIAL CORPORATION
By:	/s/ Glen Wakeman
	Name:	Glen Wakeman
	Title:	President and Chief Executive Officer

DORAL HOLDINGS DELAWARE, LLC By: Doral Holdings, L.P. Its: Managing Member By: Doral GP Ltd. Its: General Partner
By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

For purposes of Section 5.15 only: DORAL HOLDINGS, L.P. By: Doral GP Ltd. Its: General Partner
By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

[Stock Purchase Agreement]